Exhibit 99.1

FOR IMMEDIATE RELEASE
January 12, 2006

ORTHOSUPPLY MANAGEMENT COMPLETES MERGER WITH CHINA MEDIA NETWORKS INTERNATIONAL, INC. AND COMPLETES PRIVATE PLACEMENT OF $1,700,000

Marlboro, MA - January 12, 2006 - OrthoSupply Management, Inc .a dedicated provider of a novel onsite DME management solution announced today that it completed a merger transaction with China Media Networks International, Inc. (NASDAQ OTCBB :CMNW) and enters 2006 as a publicly traded company. Also, in conjunction with the merger transaction, OrthoSupply completed a private placement raising $1,700,000. Midtown Partners & Co., LLC acted as the Placement Agent for the private placement.

This transaction will allow OrthoSupply to continue forward with its aggressive growth plan, and Brian Lesperance, President & CEO of OSMI commented, “The successful growth and accomplishments achieved by OSMI in 2005 allow us to enter 2006 with this successful reverse merger transaction with China Media Networks International. This action marks an important milestone in OrthoSupplys’s corporate development. As we continue forward on our strategic path of aggressive revenue growth, we look forward to the increased visibility we will gain as a publicly traded company. This transaction is anticipated to provide increased access to capital that we will need to continue forward with our exciting business model. We are confident our current and prospective shareholders will appreciate our commitment to the transparency that publicly reporting companies offer to their shareholders.’’ Mr. Lesperance also stated that the company intends to change its name in the ‘’very near future.’’

ABOUT ORTHOSUPPLY MANAGEMENT, INC.

OrthoSupply Management, Inc. is dedicated to providing a novel onsite DME management solution which includes products, asset control, patient services, and the entire spectrum of the reimbursement process from insurance verification to billing and collecting. These solutions, while transparent to the patient, support the clinic’s goals of enhancing and improving the quality and service of patient care while lowering costs, and generating revenues by developing a program to minimize ‘potential patient dollars’ from leaving the clinics.

The corporate offices of OrthoSupply are located at 237 Cedar Hill Street, #4, Marlboro, MA 01752.  Questions may be addressed to Brian Lesperance, President & CEO, at (508) 485-5271.
More information on OrthoSupply, its business model, and its products can be obtained by contacting Brian Lesperance at : blesperance@osmi.org

ABOUT MIDTOWN PARTNERS & CO., LLC

Originally founded in May 2000, Midtown Partners & Co., LLC is an investment bank focused on private placement investment banking opportunities. The investment banking group at Midtown Partners & Co., LLC was founded on the premise that client relationships and industry focus are keys to the success of emerging growth companies. Such companies require investment banking services from a firm with a unique understanding of the marketplace and the nature of these transactions. Additional information about Midtown Partners & Co., LLC can be found at: www.midtownpartners.com.

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the Medical industry, customer acceptance of products, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and OrthoSupply results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and OrthoSupply undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.